Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated August 29, 2014 relating to the financial statements of DSS Group, Inc., which appear in Cott Corporation’s Current Report on Form 8-K/A dated February 24, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
May 13, 2015